NEWS RELEASE
FOR IMMEDIATE RELEASE
October 26, 2022
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FISCAL YEAR 2022 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the fiscal year ended September 30, 2022. For best viewing results, please view this release in Portable Document Format (PDF) on our website, http://ir.capfed.com.

Highlights for the quarter include:
•net income of $19.5 million;
•basic and diluted earnings per share of $0.14;
•net interest margin of 1.71% (2.07% excluding the effects of the leverage strategy);
•annualized loan growth of 12.6%;
•paid dividends of $0.085 per share; and
•on October 25, 2022, announced a cash dividend of $0.085 per share, payable on November 18, 2022 to stockholders of record as of the close of business on November 4, 2022.

Highlights for the fiscal year include:
•net income of $84.5 million;
•basic and diluted earnings per share of $0.62;
•net interest margin of 1.79% (2.04% excluding the effects of the leverage strategy);
•loan growth of 5.4%;
•paid dividends of $0.76 per share; and
•on October 26, 2022, announced a fiscal year 2022 cash true-up dividend of $0.28 per share, payable on December 2, 2022 to stockholders of record as of the close of business on November 18, 2022.

Comparison of Operating Results for the Three Months Ended September 30, 2022 and June 30, 2022

For the quarter ended September 30, 2022, the Company recognized net income of $19.5 million, or $0.14 per share, compared to net income of $21.2 million, or $0.16 per share, for the quarter ended June 30, 2022. The decrease in net income was due primarily to higher non-interest expense in the current quarter. The net interest margin decreased eight basis points, from 1.79% for the prior quarter to 1.71% for the current quarter. When the leverage strategy discussed below is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Excluding the effects of the leverage strategy, the net interest margin would have decreased four basis points, from 2.11% for the prior quarter to 2.07% for the current quarter. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of borrowings and deposits, partially offset by an increase in loan yield due to higher market interest rates. Management anticipates the cost of borrowings and deposits may continue to increase at a faster pace than increases in asset yields in the near term.

Leverage Strategy
At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $2.60 billion by entering into short-term Federal Home Loan Bank Topeka ("FHLB") advances, compared to $2.10 billion during the prior quarter. The leverage strategy was increased during the current quarter in response to the increase in the dividend rate paid by FHLB. The borrowings were repaid prior to each quarter end. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 7.75% during the current quarter, were deposited at the Federal Reserve Bank of Kansas City ("FRB of Kansas City"). Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash deposited at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $1.3 million during the current quarter and $3.1 million during the current year. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will continue to be utilized as long as it remains profitable and/or the borrowing capacity does not need to be used for other operational purposes.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent. The weighted average yield on loans receivable increased 11 basis points and the weighted average yield on mortgage-backed securities ("MBS") increased four basis points compared to the prior quarter.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,445	$56,886	$3,559	6.3%
MBS	4,912	5,048	(136)	(2.7)
Cash and cash equivalents	13,373	3,968	9,405	237.0
FHLB stock	3,865	2,695	1,170	43.4
Investment securities	845	815	30	3.7
Total interest and dividend income	$83,440	$69,412	$14,028	20.2

The increase in interest income on loans receivable was due to an increase in the weighted average yield on the loan portfolio, along with an increase in the average balance of one- to four-family loans and commercial loans. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in interest income on cash and cash equivalents was due to an increase in the yield earned on balances held at the FRB of Kansas City, the majority of which were related to the leverage strategy, due to an increase in FRB interest rates. The increase in dividend income on FHLB stock was due to an increase in the dividend rate paid by FHLB, as well as an increase in the average balance of FHLB stock held stemming from an increase in the average balance of FHLB borrowings to support growth in the loan portfolio and replace deposit balances.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent. The weighted average rate paid on deposits increased 10 basis points and the weighted average rate paid on borrowings not associated with the leverage strategy increased 33 basis points compared to the prior quarter.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$24,529	$11,644	$12,885	110.7%
Deposits	9,013	7,787	1,226	15.7
Total interest expense	$33,542	$19,431	$14,111	72.6

The increase in interest expense on borrowings was due primarily to an increase in the rate paid on the short-term borrowings associated with the leverage strategy during the current quarter, due to higher market interest rates, along with an increase in the average balance of borrowings associated with the leverage strategy. Additionally, the average balance and weighted average rate paid on borrowings not associated with the leverage strategy increased compared to the prior quarter due to new borrowings added near the end of the prior quarter and during the current quarter at higher market interest rates. The additional borrowings not associated with the leverage strategy were utilized to fund operational liquidity needs. See additional discussion in the "Financial Condition" section below. The increase in interest expense on deposits was due primarily to an increase in the weighted average rate paid on money market accounts and certificates of deposit, partially offset by a decrease in the average balance of the deposit portfolio, largely the certificate of deposit portfolio.

Provision for Credit Losses
For the quarter ended September 30, 2022, the Bank recorded a provision for credit losses of $1.1 million, compared to a provision for credit losses of $937 thousand for the prior quarter. The provision for credit losses in the current quarter was comprised of a $122 thousand increase in the allowance for credit losses ("ACL") for loans and a $938 thousand increase in reserves for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was primarily related to the one- to four-family loan portfolio due to a slow-down in prepayment speeds and growth in the correspondent loan portfolio, partially offset by a decrease in commercial loan ACL due primarily to the removal of a large dollar loan from special mention classification during the current quarter. The provision for credit losses associated with reserves for off-balance sheet credit exposures was due primarily to growth in commercial construction exposures. The forecasted economic conditions used in the model were less favorable at September 30, 2022 compared to June 30, 2022, which also contributed to the increase in both ACL and reserves for off-balance sheet credit exposures calculated by the model for all loan categories. Similar to June 30, 2022, a weighted economic forecast was selected at September 30, 2022 which incorporates a recessionary outlook into the model.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,467	$3,601	$(134)	(3.7)%
Insurance commissions	905	788	117	14.8
Other non-interest income	1,421	1,726	(305)	(17.7)
Total non-interest income	$5,793	$6,115	$(322)	(5.3)

The decrease in other non-interest income was due mainly to a decrease in income on bank-owned life insurance related to the receipt of death benefits during the prior quarter and no such benefits being received during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,268	$14,581	$(313)	(2.1)%
Information technology and related expense	5,043	4,343	700	16.1
Occupancy, net	3,777	3,721	56	1.5
Regulatory and outside services	1,980	1,572	408	26.0
Advertising and promotional	1,552	1,068	484	45.3
Federal insurance premium	820	784	36	4.6
Deposit and loan transaction costs	747	664	83	12.5
Office supplies and related expense	487	494	(7)	(1.4)
Other non-interest expense	1,133	1,163	(30)	(2.6)
Total non-interest expense	$29,807	$28,390	$1,417	5.0

The decrease in salaries and employee benefits was due mainly to a decrease in incentive compensation. The increase in information technology and related expense was due primarily to increases in software maintenance/licensing and professional services. The increase in regulatory and outside services was due primarily to higher consulting expenses related to the Bank's upcoming digital transformation project. The increase in advertising and promotional expense was due primarily to the timing of campaigns and sponsorships.

The Company's efficiency ratio was 53.52% for the current quarter compared to 50.61% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that it is costing the financial institution more money to generate revenue, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$24,824	$26,769	$(1,945)	(7.3)%
Income tax expense	5,332	5,617	(285)	(5.1)
Net income	$19,492	$21,152	$(1,660)	(7.8)

Effective Tax Rate	21.5%	21.0%

The decrease in income tax expense was due primarily to lower pretax income in the current quarter.

Comparison of Operating Results for the Years Ended September 30, 2022 and 2021

The Company recognized net income of $84.5 million, or $0.62 per share, for the current year compared to net income of $76.1 million, or $0.56 per share, for the prior year. The increase in net income was due to an increase in net interest income, partially offset by higher income tax expense and a lower negative provision for credit losses. The net interest margin decreased 11 basis points, from 1.90% for the prior year to 1.79% for the current year. Excluding the effects of the leverage strategy, the net interest margin would have increased 14 basis points, from 1.90% for the prior year to 2.04% for the current year. The increase in net interest margin excluding the effects of the leverage strategy was due mainly to a reduction in the weighted average cost of retail certificates of deposit.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$228,531	$229,897	$(1,366)	(0.6)%
MBS	19,406	21,399	(1,993)	(9.3)
Cash and cash equivalents	18,304	144	18,160	12,611.1
FHLB stock	10,031	3,916	6,115	156.2
Investment securities	3,268	2,825	443	15.7
Total interest and dividend income	$279,540	$258,181	$21,359	8.3

The decrease in interest income on loans receivable was due to a lower weighted average rate on the originated and correspondent one- to four-family loan portfolio during the current year, mostly offset by an increase in the average balance of the loan portfolio. The lower weighted average rate was due to endorsements, refinances, originations and purchases at lower market rates at the time of the transactions in the prior fiscal year, which are being fully reflected in the current year. Premium amortization related to the one- to four-family correspondent loan portfolio decreased significantly compared to the prior year due to the slow-down in prepayments and endorsements resulting from the increase in market interest rates during the last half of the fiscal year, partially offsetting the reduction in interest income related to a lower weighted average rate on the one- to four-family portfolio mentioned above.

The decrease in interest income on the MBS portfolio was due primarily to a decrease in the average balance of the portfolio as repayments were primarily used to fund loan growth.

The increase in interest income on cash and cash equivalents and the increase in dividend income on FHLB stock were due mainly to the leverage strategy being utilized during the current year and not being utilized during the prior year. Additionally, market interest rates increased during the year resulting in an increase in the yield on cash, and FHLB increased the dividend rate paid during the year.

The increase in interest income on investment securities was due primarily to an increase in the average balance of the portfolio, along with an increase in the yield due to purchases at higher market yields during the current year.
Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$52,490	$34,774	$17,716	50.9%
Deposits	34,456	48,406	(13,950)	(28.8)
Total interest expense	$86,946	$83,180	$3,766	4.5

The increase in interest expense on borrowings was due to the leverage strategy being utilized during a portion of the current year and not being utilized during the prior year. Interest expense on borrowings associated with the leverage strategy totaled $18.5 million during the current year. Interest expense on FHLB borrowings not associated with the leverage strategy was lower in the current year due to terminating or not renewing certain interest rate swap agreements, not replacing some maturing FHLB advances and prepaying certain advances during fiscal year 2021, partially offset by an increase in the average balance due to a recent increase in FHLB borrowings to fund operational needs.

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid and the average balance of the retail certificate of deposit portfolio. Retail certificates of deposit repriced downward during the prior year and first half of the current year as they were renewed or were replaced at lower offered rates at the time of the renewal, along with some certificates of deposit not renewing. During the third quarter of fiscal year 2022, management began to increase rates offered on retail certificates of deposit and money market accounts to help reduce the outflow from these portfolios.

Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current year of $4.6 million, compared to a negative provision for credit losses of $8.5 million during the prior year. The negative provision in the current year was comprised of a $3.6 million decrease in the ACL for loans and a $992 thousand decrease in reserves for off-balance sheet credit exposures. The negative provision for credit losses associated with the ACL in the current year was due primarily to a reduction in commercial loan qualitative factors, partially offset by an increase in ACL related to loan growth during the current year and a less favorable economic forecast compared to the prior year. The negative provision for credit losses associated with the reserve for off-balance sheet credit exposures in the current year was due primarily to a reduction in commercial loan qualitative factors, partially offset by growth in commercial construction exposures.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$13,798	$12,282	$1,516	12.3%
Insurance commissions	2,947	3,030	(83)	(2.7)
Gain on sale of Visa Class B shares	—	7,386	(7,386)	(100.0)
Other non-interest income	6,085	5,388	697	12.9
Total non-interest income	$22,830	$28,086	$(5,256)	(18.7)

The increase in deposit service fees was due primarily to an increase in debit card income and service charges as a result of higher transaction and settlement volume, in addition to an increase in the average transaction amount. During the prior year, the Bank sold its Visa Class B shares, resulting in a $7.4 million gain, with no similar transaction during the current year. The increase in other non-interest income was due primarily to a gain on a loan-related financial derivative agreement.
Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$56,600	$56,002	$598	1.1%
Information technology and related expense	18,311	17,922	389	2.2
Occupancy, net	14,370	14,045	325	2.3
Regulatory and outside services	6,192	5,764	428	7.4
Advertising and promotional	5,178	5,133	45	0.9
Federal insurance premium	3,020	2,545	475	18.7
Deposit and loan transaction costs	2,797	2,761	36	1.3
Office supplies and related expense	1,951	1,715	236	13.8
Loss on interest rate swap termination	—	4,752	(4,752)	(100.0)
Other non-interest expense	4,432	4,930	(498)	(10.1)
Total non-interest expense	$112,851	$115,569	$(2,718)	(2.4)

The increase in salaries and employee benefits was due primarily to merit increases and higher benefits expense, partially offset by a lower employee count during the current year. The increase in regulatory and outside services was due to higher consulting expenses related to the Bank's upcoming digital transformation project. The increase in federal insurance premium expense was due mainly to an increase in average assets as a result of the leverage strategy being utilized during the current year. During the prior year, the Bank terminated $200.0 million of interest rate swaps, resulting in a loss of $4.8 million, with no similar transaction in the current fiscal year. The decrease in other non-interest expense was due primarily to the write-down during the prior year of a property that had previously served as one of the Bank's branch locations, partially offset by higher fraud losses in the current year.

The Company's efficiency ratio was 52.39% for the current year compared to 56.91% for the prior year. The improvement in the efficiency ratio was due primarily to higher net interest income.

Management intends to implement a new core processing system ("digital transformation") for the Bank by September 2023. The digital transformation is expected to better position the Bank for the future and allow for the introduction of new products and services to enhance customer experiences. Management is still negotiating the related agreements, but anticipates information technology and related expenses will be approximately $6 million higher in fiscal year 2023. In addition, it is expected there will be approximately $1 million more of information technology and related expenses in fiscal year 2023 related to projects outside of the digital transformation and due to general cost increases. Overall, it is anticipated information technology and related expenses will be approximately $7 million higher in fiscal year 2023, or approximately $25 million for the year.

In fiscal year 2024, information technology and related expense is expected to decrease approximately $3 million from fiscal year 2023 levels due to a reduction in professional service costs.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Year Ended
	September 30,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$107,203	$96,028	$11,175	11.6%
Income tax expense	22,750	19,946	2,804	14.1
Net income	$84,453	$76,082	$8,371	11.0

Effective Tax Rate	21.2%	20.8%
The increase in income tax expense was due primarily to higher pretax income in the current year. Management anticipates the effective tax rate for fiscal year 2023 will be approximately 20% to 21%.

Financial Condition as of September 30, 2022

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	September 30,	June 30,	Percent	September 30,	Percent
	2022	2022	Change	2021	Change
	(Dollars in thousands)
Total assets	$9,624,897	$9,476,053	6.3%	$9,631,246	(0.1)%
Available-for-sale ("AFS") securities	1,563,307	1,694,160	(30.9)	2,014,608	(22.4)
Loans receivable, net	7,464,208	7,236,196	12.6	7,081,142	5.4
Deposits	6,194,866	6,329,883	(8.5)	6,597,396	(6.1)
Borrowings	2,132,154	1,869,897	56.1	1,582,850	34.7
Stockholders' equity	1,096,499	1,131,740	(12.5)	1,242,273	(11.7)
Equity to total assets at end of period	11.4%	11.9%		12.9%
Average number of basic shares outstanding	135,773	135,725	0.1	135,571	0.1
Average number of diluted shares outstanding	135,773	135,725	0.1	135,571	0.1

During the current quarter, total assets increased due to growth in the loan portfolio which was largely funded with cash flows from the securities portfolio and additional FHLB borrowings. As a result of loan growth and a slow-down in loan prepayment speeds due to an increase in market interest rates, as well as continued deposit outflows, the Bank increased FHLB borrowings during the quarter to provide sufficient liquidity for operations. The deposit portfolio decreased $135.0 million, or 8.5% annualized, during the quarter. The decrease was primarily in retail certificates of deposit ($56.2 million), money market accounts ($48.2 million), and commercial certificates of deposit ($18.8 million). The Bank continued to increase rates offered on certificates of deposit and money market accounts during the current quarter, which has slowed the runoff in these portfolios. Even with the increase in offered rates, management anticipates continued retail deposit outflows in future periods, primarily in transaction accounts, due to strong customer spending, along with competition from other financial institutions and/or brokerage firms that may offer alternative higher yielding investment options. If deposit outflows continue, the Bank will likely enter into additional FHLB borrowings. If that occurs, the leverage strategy transaction amount may decrease due to borrowing and collateral capacity levels. The decrease in stockholders' equity from September 30, 2021 and June 30, 2022 to September 30, 2022 was due mainly to a reduction in accumulated other comprehensive income (loss) ("AOCI") as a result of changes in the fair value of AFS securities due to an increase in market interest rates. During the current year, unrealized losses on AFS securities increased $211.3 million, resulting in a $159.8 million reduction in AOCI, net of tax.

The following table summarizes loan originations and purchases and borrowing activity, along with the related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Year Ended
	September 30, 2022		September 30, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$184,879	4.55%	$797,589	3.57%
Purchased	187,298	4.17	581,309	3.38

Commercial:
Originated	92,859	4.67	267,784	4.22
Participations/Purchased	38,308	4.94	120,365	3.85
	$503,344	4.46	$1,767,047	3.63
Borrowing activity
Maturities and repayments	$(77,500)	0.39	$(177,500)	1.94
New borrowings	300,000	3.90	650,000	3.68

Stockholders' Equity
During the year ended September 30, 2022, the Company paid cash dividends totaling $103.1 million. These cash dividends totaled $0.76 per share and consisted of a $0.22 per share cash true-up dividend related to fiscal year 2021 earnings, a $0.20 per share True Blue Capitol cash dividend, and four regular quarterly cash dividends of $0.085 per share.
On October 25, 2022, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.6 million, payable on November 18, 2022 to stockholders of record as of the close of business on November 4, 2022. On October 26, 2022, the Company announced a fiscal year 2022 cash true-up dividend of $0.28 per share, or approximately $38.0 million, related to fiscal year 2022 earnings. The $0.28 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2022 and total regular quarterly cash dividends paid during fiscal year 2022, divided by the number of shares outstanding. The cash true-up dividend is payable on December 2, 2022 to stockholders of record as of the close of business on November 18, 2022, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of the Company for fiscal year 2022. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At September 30, 2022, this ratio was 9.9%. During the current year, the increase in unrealized losses on AFS securities and the related impact on AOCI reduced the Bank's ratio of equity to total assets by approximately 150 basis points.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of September 30, 2022, the Bank's community bank leverage ratio ("CBLR") was 9.0%, which met the minimum requirement of 9.0%. The CBLR is based on average assets. The leverage strategy increases average assets which reduces the Bank's CBLR.

At September 30, 2022, Capitol Federal Financial, Inc., at the holding company level, had $104.0 million in cash on deposit at the Bank. For fiscal year 2023, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2023.

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2022.

Total shares outstanding	138,858,884
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,043,514)
Net shares outstanding	135,815,370

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	September 30,
	2022	2022	2021
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $27,467, $31,589 and $24,289)	$49,194	$54,789	$42,262
AFS securities, at estimated fair value (amortized cost of $1,768,490, $1,830,262 and $2,008,456)	1,563,307	1,694,160	2,014,608
Loans receivable, net (ACL of $16,371, $16,283 and $19,823)	7,464,208	7,236,196	7,081,142
FHLB stock, at cost	100,624	87,696	73,421
Premises and equipment, net	94,820	96,008	99,127
Income taxes receivable, net	1,266	1,993	—
Deferred income tax assets, net	33,884	19,636	—
Other assets	317,594	285,575	320,686
TOTAL ASSETS	$9,624,897	$9,476,053	$9,631,246

LIABILITIES:
Deposits	$6,194,866	$6,329,883	$6,597,396
Borrowings	2,132,154	1,869,897	1,582,850
Advances by borrowers	80,067	55,955	72,729
Income taxes payable, net	—	—	918
Deferred income tax liabilities, net	—	—	5,810
Other liabilities	121,311	88,578	129,270
Total liabilities	8,528,398	8,344,313	8,388,973

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,858,884, 138,854,084 and 138,832,284 shares issued and outstanding as of September 30, 2022, June 30, 2022, and September 30, 2021, respectively	1,388	1,388	1,388
Additional paid-in capital	1,190,213	1,190,117	1,189,633
Unearned compensation, ESOP	(29,735)	(30,148)	(31,387)
Retained earnings	80,266	72,308	98,944
Accumulated other comprehensive (loss) income, net of tax	(145,633)	(101,925)	(16,305)
Total stockholders' equity	1,096,499	1,131,740	1,242,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,624,897	$9,476,053	$9,631,246

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2022	2022	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,445	$56,886	$228,531	$229,897
MBS	4,912	5,048	19,406	21,399
Cash and cash equivalents	13,373	3,968	18,304	144
FHLB stock	3,865	2,695	10,031	3,916
Investment securities	845	815	3,268	2,825
Total interest and dividend income	83,440	69,412	279,540	258,181

INTEREST EXPENSE:
Borrowings	24,529	11,644	52,490	34,774
Deposits	9,013	7,787	34,456	48,406
Total interest expense	33,542	19,431	86,946	83,180

NET INTEREST INCOME	49,898	49,981	192,594	175,001

PROVISION FOR CREDIT LOSSES	1,060	937	(4,630)	(8,510)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	48,838	49,044	197,224	183,511

NON-INTEREST INCOME:
Deposit service fees	3,467	3,601	13,798	12,282
Insurance commissions	905	788	2,947	3,030
Gain on sale of Visa Class B shares	—	—	—	7,386
Other non-interest income	1,421	1,726	6,085	5,388
Total non-interest income	5,793	6,115	22,830	28,086

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,268	14,581	56,600	56,002
Information technology and related expense	5,043	4,343	18,311	17,922
Occupancy, net	3,777	3,721	14,370	14,045
Regulatory and outside services	1,980	1,572	6,192	5,764
Advertising and promotional	1,552	1,068	5,178	5,133
Federal insurance premium	820	784	3,020	2,545
Deposit and loan transaction costs	747	664	2,797	2,761
Office supplies and related expense	487	494	1,951	1,715
Loss on interest rate swap termination	—	—	—	4,752
Other non-interest expense	1,133	1,163	4,432	4,930
Total non-interest expense	29,807	28,390	112,851	115,569
INCOME BEFORE INCOME TAX EXPENSE	24,824	26,769	107,203	96,028
INCOME TAX EXPENSE	5,332	5,617	22,750	19,946
NET INCOME	$19,492	$21,152	$84,453	$76,082

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related weighted average yields and rates (annualized for the three-month periods) on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	September 30, 2022			June 30, 2022
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$4,021,121	$32,809	3.26%	$3,982,602	$32,168	3.23%
Correspondent purchased	2,166,869	15,394	2.84	2,060,947	14,027	2.72
Bulk purchased	150,253	475	1.26	154,663	464	1.20
Total one- to four-family loans	6,338,243	48,678	3.07	6,198,212	46,659	3.01
Commercial loans	935,374	10,326	4.32	890,455	9,104	4.05
Consumer loans	98,189	1,441	5.82	92,790	1,123	4.85
Total loans receivable(1)	7,371,806	60,445	3.27	7,181,457	56,886	3.16
MBS(2)	1,279,143	4,912	1.54	1,343,891	5,048	1.50
Investment securities(2)(3)	524,546	845	0.64	522,147	815	0.62
FHLB stock(4)	198,431	3,865	7.73	166,879	2,695	6.48
Cash and cash equivalents(5)	2,322,891	13,373	2.25	1,930,539	3,968	0.81
Total interest-earning assets	11,696,817	83,440	2.83	11,144,913	69,412	2.49
Other non-interest-earning assets	288,496			293,882
Total assets	$11,985,313			$11,438,795

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,035,600	217	0.08	$1,068,329	180	0.07
Savings	556,836	84	0.06	556,553	74	0.05
Money market	1,856,424	1,925	0.41	1,861,302	952	0.21
Retail certificates	2,105,237	6,434	1.21	2,169,262	6,383	1.18
Commercial certificates	45,901	82	0.71	84,231	129	0.61
Wholesale certificates	93,232	271	1.15	113,101	69	0.24
Total deposits	5,693,230	9,013	0.63	5,852,778	7,787	0.53
Borrowings(6)	4,386,450	24,529	2.20	3,687,592	11,644	1.26
Total interest-bearing liabilities	10,079,680	33,542	1.31	9,540,370	19,431	0.81
Non-interest-bearing deposits	580,687			586,876
Other non-interest-bearing liabilities	184,137			147,938
Stockholders' equity	1,140,809			1,163,611
Total liabilities and stockholders' equity	$11,985,313			$11,438,795

Net interest income(7)		$49,898			$49,981
Net interest-earning assets	$1,617,137			$1,604,543
Net interest margin(8)(9)			1.71			1.79
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.17x

Selected performance ratios:
Return on average assets (annualized)(9)			0.65%			0.74%
Return on average equity (annualized)(9)			6.83			7.27
Average equity to average assets			9.52			10.17
Operating expense ratio (annualized)(10)			0.99			0.99
Efficiency ratio(9)(11)			53.52			50.61
Pre-tax yield on leverage strategy(12)			0.28			0.31

	For the Year Ended September 30,
	2022			2021
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,985,267	$129,392	3.25%	$3,966,059	$137,461	3.47%
Correspondent purchased	2,072,677	55,227	2.66	2,010,823	48,066	2.39
Bulk purchased	159,152	2,053	1.29	191,029	3,601	1.89
Total one- to four-family loans	6,217,096	186,672	3.00	6,167,911	189,128	3.07
Commercial loans	884,126	37,223	4.15	788,702	36,085	4.51
Consumer loans	93,544	4,636	4.96	101,277	4,684	4.63
Total loans receivable(1)	7,194,766	228,531	3.17	7,057,890	229,897	3.25
MBS(2)	1,354,080	19,406	1.43	1,446,466	21,399	1.48
Investment securities(2)(3)	523,170	3,268	0.62	482,641	2,825	0.59
FHLB stock(4)	149,236	10,031	6.72	77,250	3,916	5.07
Cash and cash equivalents(5)	1,562,274	18,304	1.16	131,798	144	0.11
Total interest-earning assets	10,783,526	279,540	2.59	9,196,045	258,181	2.80
Other non-interest-earning assets	343,311			443,724
Total assets	$11,126,837			$9,639,769

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,056,303	752	0.07	$972,920	772	0.08
Savings	543,609	299	0.06	487,146	280	0.06
Money market	1,840,898	4,578	0.25	1,598,838	4,128	0.26
Retail certificates	2,203,452	27,664	1.26	2,491,427	40,475	1.62
Commercial certificates	103,865	666	0.64	197,384	1,559	0.79
Wholesale certificates	150,689	497	0.33	252,623	1,192	0.47
Total deposits	5,898,816	34,456	0.58	6,000,338	48,406	0.81
Borrowings(6)	3,288,348	52,490	1.58	1,636,399	34,774	2.11
Total interest-bearing liabilities	9,187,164	86,946	0.94	7,636,737	83,180	1.09
Non-interest-bearing deposits	573,954			509,778
Other non-interest-bearing liabilities	178,526			219,328
Stockholders' equity	1,187,193			1,273,926
Total liabilities and stockholders' equity	$11,126,837			$9,639,769

Net interest income(7)		$192,594			$175,001
Net interest-earning assets	$1,596,362			$1,559,308
Net interest margin(8)(9)			1.79			1.90
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.20x

Selected performance ratios:
Return on average assets(9)			0.76%			0.79%
Return on average equity(9)			7.11			5.97
Average equity to average assets			10.67			13.22
Operating expense ratio(10)			1.01			1.20
Efficiency ratio(9)(11)			52.39			56.91
Pre-tax yield on leverage strategy(12)			0.25			—

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $569 thousand and $326 thousand for the quarters ended September 30, 2022 and June 30, 2022, respectively, and $1.7 million and $6.6 million for the years ended September 30, 2022 and September 30, 2021, respectively.
(4)Included in this line, for the quarter and year ended September 30, 2022, is FHLB stock related to the leverage strategy with an average outstanding balance of $108.8 million and $71.0 million, respectively, and dividend income of $2.1 million and $4.8 million, respectively, at a weighted average yield of 7.75% and 6.75%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $89.6 million and $78.2 million, respectively, and dividend income of $1.7 million and $5.2 million, respectively, at a weighted average yield of 7.70% and 6.69%, respectively. Included in this line for the quarter ended June 30, 2022 is FHLB stock related to the leverage strategy with an average outstanding balance of $89.4 million and dividend income of $1.4 million, at a weighted average yield of 6.48%, and FHLB stock not related to the leverage strategy with an average outstanding balance of $77.5 million and dividend income of $1.3 million, at a weighted average yield of 6.48%. There was no FHLB stock related to the leverage strategy during the year ended September 30, 2021.
(5)The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $2.31 billion, $1.89 billion, and $1.51 billion during the quarter ended September 30, 2022, the quarter ended June 30, 2022 and year ended September 30, 2022, respectively. There were no cash and cash equivalents related to the leverage strategy during the year ended September 30, 2021.
(6)Included in this line, for the quarter and year ended September 30, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $2.42 billion and $1.58 billion, respectively, and interest paid of $13.5 million and $18.5 million, respectively, at a weighted average rate of 2.19% and 1.15%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $1.97 billion and $1.71 billion, respectively, and interest paid of $11.0 million and $34.0 million, respectively, at a weighted average rate of 2.20% and 1.98%, respectively. Included in this line for the quarter ended June 30, 2022 are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.99 billion and interest paid of $3.7 million at a weighted average rate of 0.73%, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $1.70 billion and interest paid of $8.0 million at a weighted average rate of 1.87%. There were no FHLB borrowings related to the leverage strategy during the year ended September 30, 2021. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents net interest income (annualized for the three-month periods) as a percentage of average interest-earning assets.
(9)The tables below provide a reconciliation between certain performance ratios presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	September 30, 2022			June 30, 2022
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	2.83%	(0.09)%	2.92%	2.49%	(0.30)%	2.79%
Cost of interest-bearing liabilities	1.31	0.28	1.03	0.81	(0.03)	0.84
Return on average assets (annualized)	0.65	(0.11)	0.76	0.74	(0.10)	0.84
Return on average equity (annualized)	6.83	0.46	6.37	7.27	0.42	6.85
Net interest margin	1.71	(0.36)	2.07	1.79	(0.32)	2.11
Efficiency Ratio	53.52	(1.53)	55.05	50.61	(1.31)	51.92

	For the Year Ended September 30,
	2022			2021
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	2.59%	(0.19)%	2.78%	2.80%	—%	2.80%
Cost of interest-bearing liabilities	0.94	0.04	0.90	1.09	—	1.09
Return on average assets	0.76	(0.09)	0.85	0.79	—	0.79
Return on average equity	7.11	0.26	6.85	5.97	—	5.97
Net interest margin	1.79	(0.25)	2.04	1.90	—	1.90
Efficiency Ratio	52.39	(0.87)	53.26	56.91	—	56.91
(10)The operating expense ratio represents non-interest expense (annualized for the three-month periods) as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents pre-tax income (annualized for the three-month periods) resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	September 30, 2022			June 30, 2022			September 30, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,988,469	3.20%	53.4%	$3,963,608	3.16%	54.7%	$3,956,064	3.18%	55.8%
Correspondent purchased	2,201,886	3.10	29.4	2,070,822	2.99	28.6	2,003,477	3.02	28.2
Bulk purchased	147,939	1.24	2.0	151,461	1.27	2.1	173,662	1.65	2.4
Construction	66,164	2.90	0.9	60,426	2.84	0.8	39,142	2.82	0.6
Total	6,404,458	3.12	85.7	6,246,317	3.05	86.2	6,172,345	3.09	87.0
Commercial:
Commercial real estate	745,301	4.30	10.0	717,947	4.09	9.9	676,908	4.00	9.6
Commercial and industrial	79,981	4.30	1.1	70,932	3.98	1.0	66,497	3.83	0.9
Construction	141,062	5.34	1.9	115,031	4.33	1.6	85,963	4.03	1.2
Total	966,344	4.45	13.0	903,910	4.11	12.5	829,368	3.99	11.7
Consumer loans:
Home equity	92,203	6.28	1.2	87,235	5.03	1.2	86,274	4.60	1.2
Other	8,665	4.21	0.1	8,289	4.14	0.1	8,086	4.19	0.1
Total	100,868	6.10	1.3	95,524	4.96	1.3	94,360	4.57	1.3
Total loans receivable	7,471,670	3.33	100.0%	7,245,751	3.21	100.0%	7,096,073	3.21	100.0%

Less:
ACL	16,371			16,283			19,823
Deferred loan fees/discounts	29,736			29,470			29,556
Premiums/deferred costs	(38,645)			(36,198)			(34,448)
Total loans receivable, net	$7,464,208			$7,236,196			$7,081,142

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Year Ended
	September 30, 2022		September 30, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,245,751	3.21%	$7,096,073	3.21%
Originated and refinanced	277,738	4.59	1,065,373	3.74
Purchased and participations	225,606	4.30	701,674	3.46
Change in undisbursed loan funds	(8,696)		(53,811)
Repayments	(268,413)		(1,337,034)
Principal (charge-offs)/recoveries, net	(34)		186
Other	(282)		(791)
Ending balance	$7,471,670	3.33	$7,471,670	3.33

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of September 30, 2022. Credit scores were updated in September 2022 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,988,469	62.9%	3.20%	771	61%	$158
Correspondent purchased	2,201,886	34.8	3.10	766	64	416
Bulk purchased	147,939	2.3	1.24	770	57	287
	$6,338,294	100.0	3.12	770	62	205

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended				For the Year Ended
	September 30, 2022				September 30, 2022
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$163,362	4.35%	76%	764	$722,300	3.42%	72%	766
Correspondent purchased	187,298	4.17	75	766	581,309	3.38	74	769
	$350,660	4.25	76	765	$1,303,609	3.40	73	767

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of September 30, 2022, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$135,765	4.51%
Correspondent	85,576	4.39
	$221,341	4.46

Commercial Loans: During the year ended September 30, 2022, the Bank originated $267.8 million of commercial loans and entered into commercial loan participations totaling $120.4 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $342.7 million at a weighted average rate of 4.26%.

As of September 30, 2022, June 30, 2022, and September 30, 2021, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $100.4 million, $95.2 million, and $90.7 million, respectively, and commitments totaled $458 thousand at September 30, 2022.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of September 30, 2022, the Bank had 25 commercial real estate and commercial construction loan commitments totaling $98.7 million, at a weighted average rate of 4.78%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects. Of the total commercial undisbursed amounts and commitments outstanding as of September 30, 2022, management anticipates approximately $90 million will be funded during the December 2022 quarter, $60 million during the March 2023 quarter, $50 million during the June 2023 quarter, and $46 million during the September 2023 quarter.

	September 30, 2022				June 30, 2022	September 30, 2021
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Senior housing	35	$255,075	$73,184	$328,259	$328,121	$265,284
Retail building	138	199,223	30,930	230,153	232,454	208,539
Hotel	10	152,332	29,214	181,546	192,901	194,665
Multi-family	36	80,538	42,197	122,735	79,546	66,199
Office building	84	68,114	41,539	109,653	103,043	109,987
One- to four-family property	368	62,072	6,835	68,907	70,426	69,174
Single use building	24	21,272	20,636	41,908	23,792	47,028
Other	103	47,737	5,317	53,054	35,972	36,167
	798	$886,363	$249,852	$1,136,215	$1,066,255	$997,043

Weighted average rate		4.46%	4.90%	4.56%	4.17%	4.01%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	September 30, 2022				June 30, 2022	September 30, 2021
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	602	$368,816	$54,981	$423,797	$377,951	$348,835
Missouri	160	232,655	63,788	296,443	280,370	232,041
Texas	12	180,278	100,562	280,840	272,774	273,124
Colorado	6	20,867	13,510	34,377	33,971	36,099
Arkansas	3	21,796	11,618	33,414	33,502	33,763
Nebraska	6	32,988	4	32,992	33,092	33,468
Other	9	28,963	5,389	34,352	34,595	39,713
	798	$886,363	$249,852	$1,136,215	$1,066,255	$997,043

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of September 30, 2022.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	6	$245,873
>$15 to $30 million	19	398,089
>$10 to $15 million	8	97,141
>$5 to $10 million	21	146,359
$1 to $5 million	115	259,906
Less than $1 million	1,241	188,419
	1,410	$1,335,787

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at September 30, 2022, approximately 73% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	48	$4,134	64	$6,035	64	$6,931	74	$7,009	48	$4,156
Correspondent purchased	7	1,104	9	3,467	10	2,421	11	5,133	7	2,590
Bulk purchased	3	913	4	755	2	396	1	154	4	541
Commercial	—	—	6	706	4	373	2	222	2	37
Consumer	24	345	16	256	14	215	16	164	25	498
	82	$6,496	99	$11,219	94	$10,336	104	$12,682	86	$7,822
30 to 89 days delinquent loans
to total loans receivable, net		0.09%		0.16%		0.15%		0.18%		0.11%

	Non-Performing Loans and OREO at:
	September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	29	$2,919	36	$2,585	44	$3,999	48	$3,943	50	$3,693
Correspondent purchased	12	3,737	9	2,659	11	3,967	10	3,115	10	3,210
Bulk purchased	3	1,148	5	1,807	5	1,819	6	1,945	9	2,974
Commercial	8	1,167	7	1,184	6	1,167	6	1,170	6	1,214
Consumer	9	154	9	174	19	400	25	477	21	498
	61	9,125	66	8,409	85	11,352	95	10,650	96	11,589

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.12%		0.16%		0.15%		0.16%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	3	$222	2	$207	5	$505	5	$451	7	$1,288
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	—	—	—	—	—	—	—	—	1	131
Commercial	1	77	1	4	2	34	3	62	4	419
Consumer	1	19	1	19	2	27	—	—	1	9
	5	318	4	230	9	566	8	513	13	1,847
Total nonaccrual loans	66	9,443	70	8,639	94	11,918	103	11,163	109	13,436

Nonaccrual loans as a percentage of total loans		0.13%		0.12%		0.17%		0.16%		0.19%

OREO:
One- to four-family:
Originated(2)	4	$307	2	$237	—	$—	2	$319	3	$170
Consumer	1	21	1	21	—	—	—	—	—	—
	5	328	3	258	—	—	2	319	3	170
Total non-performing assets	71	$9,771	73	$8,897	94	$11,918	105	$11,482	112	$13,606

Non-performing assets as a percentage of total assets		0.10%		0.09%		0.13%		0.12%		0.14%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The decrease in commercial special mention loans at September 30, 2022 compared to September 30, 2021 was due mainly to three commercial loans moving to the pass classification during the year as the underlying economic considerations being monitored by management improved to levels deemed appropriate by the Company.

	September 30, 2022		September 30, 2021
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,950	$19,953	$14,332	$23,458
Commercial	565	2,733	99,729	3,259
Consumer	306	354	135	718
	$13,821	$23,040	$114,196	$27,435

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at September 30, 2022 to account for economic uncertainty that may not be adequately captured in the third party economic forecast scenarios and other management considerations related to commercial loans to account for credit risks not fully reflected in the discounted cash flow model.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The reserve for off-balance sheet credit exposures totaled $4.8 million at September 30, 2022.

	For the Three Months Ended	For the Year Ended
	September 30, 2022	September 30, 2022
	(Dollars in thousands)
Balance at beginning of period	$16,283	$19,823
Charge-offs:
One- to four-family	(5)	(9)
Commercial	(30)	(40)
Consumer	(5)	(21)
Total charge-offs	(40)	(70)
Recoveries:
One- to four-family	1	138
Commercial	—	101
Consumer	5	17
Total recoveries	6	256
Net (charge-offs) recoveries	(34)	186
Provision for credit losses	122	(3,638)
Balance at end of period	$16,371	$16,371

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.36	(1.59)
ACL to non-performing loans at end of period	173.37	173.37
ACL to loans receivable at end of period	0.22	0.22
ACL to net charge-offs (annualized)	121.2x	N/M(1)

(1)This ratio is not presented due to loan recoveries exceeding loan charge-offs during the period.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The reduction in the ratio of ACL to loans receivable for commercial real estate loans from June 30, 2022 to September 30, 2022 was due mainly to a large dollar loan being removed from special mention classification during the current quarter, which reduced the level of ACL associated with the related qualitative factor.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	September 30,	June 30,	September 30,	June 30,
	2022	2022	2022	2022
	(Dollars in thousands)
One- to four-family	$5,006	$4,565	0.08%	0.07%
Commercial:
Commercial real estate	8,729	9,720	1.17	1.35
Commercial and industrial	490	408	0.61	0.58
Construction	1,901	1,362	1.35	1.18
Total	11,120	11,490	1.15	1.27
Consumer	245	228	0.24	0.24
Total	$16,371	$16,283	0.22	0.22

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at September 30, 2022. Overall, fixed-rate securities comprised 95% of our securities portfolio at September 30, 2022. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,243,270	1.57%	4.7
U.S. government-sponsored enterprise debentures	519,977	0.61	2.9
Municipal bonds	1,243	2.63	6.5
Corporate bonds	4,000	5.12	9.6
Total securities portfolio	$1,768,490	1.29	4.2

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Year Ended
	September 30, 2022			September 30, 2022
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,694,160	1.29%	4.1	$2,014,608	1.16%	3.5
Maturities and repayments	(61,865)			(323,025)
Net amortization of (premiums)/discounts	(940)			(4,967)
Purchases	1,033	2.55	5.5	88,026	2.56	4.3
Change in valuation on AFS securities	(69,081)			(211,335)
Ending balance - carrying value	$1,563,307	1.29	4.1	$1,563,307	1.29	4.1

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2022			June 30, 2022			September 30, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$591,387	—%	9.5%	$580,385	—%	9.2%	$543,849	—%	8.2%
Interest-bearing checking	1,027,222	0.07	16.6	1,047,336	0.08	16.6	1,037,362	0.07	15.7
Savings	552,743	0.06	8.9	557,832	0.05	8.8	519,069	0.05	7.9
Money market	1,819,761	0.47	29.4	1,867,991	0.23	29.5	1,753,525	0.19	26.6
Retail certificates of deposit	2,073,542	1.34	33.5	2,129,734	1.16	33.6	2,341,531	1.41	35.5
Commercial certificates of deposit	36,275	0.97	0.6	55,076	0.68	0.9	190,215	0.66	2.9
Public unit certificates of deposit	93,936	1.61	1.5	91,529	0.57	1.4	211,845	0.21	3.2
	$6,194,866	0.63	100.0%	$6,329,883	0.49	100.0%	$6,597,396	0.59	100.0%

Borrowings

The following table presents the maturity of non-amortizing term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of September 30, 2022. In addition to the borrowings in the table below, there were two straight-line amortizing FHLB advances outstanding at September 30, 2022, including a $47.5 million advance at a rate of 3.50% with quarterly payments of $2.5 million through June 2027 and a $100.0 million advance at a rate of 4.45% with quarterly payments of $4.9 million through October 2027.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2023	$300,000	1.70%	1.81%
2024	490,000	3.10	2.85
2025	450,000	2.21	2.24
2026	375,000	1.86	2.07
2027	200,000	1.56	1.80
2028	100,000	3.47	3.42
	$1,915,000	2.29	2.31

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents all borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended			For the Year Ended
	September 30, 2022			September 30, 2022
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,840,000	2.12%	2.6	$1,590,000	1.88%	3.3
Maturities and repayments	(77,500)	0.39		(177,500)	1.94
New FHLB borrowings	300,000	3.90	4.3	650,000	3.68	4.1
Ending balance	$2,062,500	2.44	2.5	$2,062,500	2.44	2.5

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing term borrowings for the next four quarters as of September 30, 2022.

	December 31,	March 31,	June 30,	September 30,
	2022	2023	2023	2023	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$364,431	$265,239	$196,763	$282,207	$1,108,640
Repricing Rate	1.11%	1.22%	0.82%	1.44%	1.17%
Public Unit Certificates:
Amount	$46,907	$17,519	$3,674	$10,002	$78,102
Repricing Rate	1.82%	0.77%	0.27%	1.04%	1.41%
Term Borrowings:
Amount	$—	$100,000	$100,000	$100,000	$300,000
Repricing Rate	—%	1.46%	1.82%	2.14%	1.81%
Total
Amount	$411,338	$382,758	$300,437	$392,209	$1,486,742
Repricing Rate	1.19%	1.26%	1.15%	1.61%	1.31%

The following table sets forth the WAM information for our certificates of deposit, in years, as of September 30, 2022.

Retail certificates of deposit	1.4
Commercial certificates of deposit	0.9
Public unit certificates of deposit	0.5
Total certificates of deposit	1.4

Average Rates and Lives

At September 30, 2022, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.14) billion, or (11.9)% of total assets, compared to $(1.33) billion, or (14.0)% of total assets, at June 30, 2022. The change in the one-year gap amount was due primarily to a decrease in the amount of liability cash flows projected at September 30, 2022 compared to June 30, 2022. This was driven primarily by a decrease in the amount of certificates of deposit that are projected to mature in the next 12 months at September 30, 2022 compared to June 30, 2022.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2022, the Bank's one-year gap is projected to be $(1.17) billion, or (12.1)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower prepayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.36) billion, or (14.4)% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2022.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2022. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,563,307	1.29%	4.3		17.0%
Loans receivable:
Fixed-rate one- to four-family	5,675,341	3.15	6.7	76.0%	61.8
Fixed-rate commercial	420,266	4.12	3.8	5.6	4.6
All other fixed-rate loans	82,027	3.56	7.2	1.1	0.9
Total fixed-rate loans	6,177,634	3.22	6.5	82.7	67.3
Adjustable-rate one- to four-family	662,953	2.74	4.2	8.9	7.2
Adjustable-rate commercial	546,078	4.85	7.7	7.3	5.9
All other adjustable-rate loans	85,005	6.05	2.9	1.1	0.9
Total adjustable-rate loans	1,294,036	3.85	5.6	17.3	14.0
Total loans receivable	7,471,670	3.33	6.4	100.0%	81.3
FHLB stock	100,624	7.72	2.7		1.1
Cash and cash equivalents	49,194	1.75	—		0.6
Total interest-earning assets	$9,184,795	3.02	5.9		100.0%

Non-maturity deposits	$3,399,726	0.28	5.9	60.7%	43.9%
Retail certificates of deposit	2,073,542	1.34	1.4	37.0	26.8
Commercial certificates of deposit	36,275	0.97	0.9	0.6	0.5
Public unit certificates of deposit	93,936	1.61	0.5	1.7	1.2
Total interest-bearing deposits	5,603,479	0.70	4.1	100.0%	72.4
Term borrowings	2,062,500	2.44	2.5	96.5%	26.6
Line of credit borrowings	75,000	3.15	—	3.5	1.0
Total borrowings	2,137,500	2.47	2.4	100.0%	27.6
Total interest-bearing liabilities	$7,740,979	1.19	3.7		100.0%